Exhibit 10.5

November 12, 2007

Union Square Partners, L.P.

230 Park Avenue South

New York, NY 10003

Attn: Craig A. Fisher

Re:	Management Rights.

Dear Sir/Madam:

This letter will confirm our agreement that in connection with your purchase of shares of Common Stock (the “Shares”) of NewStar Financial, Inc. (the “Company”) pursuant to that certain Securities Purchase Agreement dated the date hereof by and among the Company, Union Square Partners, L.P. (the “Investor”), and the other purchasers identified on the signature pages thereto (the “Purchase Agreement”), you will be entitled to the following contractual management rights, in addition to any other rights you may have as a holder of the Shares:

1. The Investor will be entitled to consult with and advise management of the Company on significant business issues, including management’s proposed annual operating plans, and management will meet with you regularly during each year at the Company’s facilities at mutually agreeable times for such consultation and advice and to review progress in achieving said plans, provided, however, that the Company, the Company’s management and the Company’s directors, officers, employees, consultants and agents will have no affirmative duty to notify or inform the Investor of the existence of any business issue, nor any affirmative duty to seek the Investor’s advice or consultation in connection with any business issue;

2. The Investor may examine the books and records of the Company and inspect its facilities and may request information at reasonable times and intervals concerning the general status of the Company’s financial condition and operations, provided that access to highly confidential proprietary information and facilities need not be provided; and

3. If the Investor is not represented on the Company’s Board of Directors (the “Board”), the Company will give a representative of the Investor copies of all notices, minutes, consents, and other material that it provides to its directors; provided, however, that the Company reserves the right to exclude such representative from access to any material or portion thereof if the Company believes upon advice of counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential proprietary information or for other similar reasons. Upon reasonable notice and at a scheduled meeting of the Board or such other time, if any, as the Board may determine in its sole discretion, such representative may address the Board with respect to the Investor’s concerns regarding significant business issues facing the Company.

The Investor agrees, and any representative of the Investor will agree, to hold in confidence and trust and not use or disclose any confidential information provided to or learned by it in connection with its rights under this letter.

The rights described herein will terminate and be of no further force or effect upon the earlier to occur of (i) the consummation of the sale of the Shares either pursuant to a registration statement filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”), or pursuant to Rule 144 (or other exemption from registration under the Securities Act), or (ii) the date upon which the Investor ceases to hold at least fifty percent (50%) of the Shares. The confidentiality provisions hereof will survive any such termination.

This letter may be executed in one or more counterparts, including counterparts transmitted by facsimile or electronic transmission, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

Very truly yours,

NEWSTAR FINANCIAL, INC.

By:	/s/ Timothy J. Conway
Timothy J. Conway
Chief Executive Officer

UNION SQUARE PARTNERS, L.P.

By:	/s/ Craig Fisher
Name:	Craig Fisher
Title:	General Counsel of Union Square Partners GP, Ltd.,
its ultimate general partner

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